Exhibit 10.1

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EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of July 25, 2021 (“Effective Date”), by and between Old Second Bancorp, Inc. (the “Company” or “Bank”) and Keith W. Acker (the “Executive”).

RECITALS

WHEREAS, the Bank is presently engaged in the general business of providing community banking and trust business services. The Bank’s services include, but are not limited to demand, savings, time deposit, individual retirement, and Keogh deposit accounts; commercial, industrial, consumer, and real estate lending, including installment loans, farm loans, lines of credit, and overdraft checking; safe deposit operations; and trust services. The Bank is also in the business of providing services such as the sale of traveler’s checks, money orders, cashier’s checks and foreign currency, direct deposit, discount brokerage, debit cards, credit cards, and other special services; and

WHEREAS, the Executive is currently employed by West Suburban Bancorp, Inc. (“WSBI”) pursuant to that certain Restated Employment Agreement dated May 12, 2016 (the “Prior Agreement”); and

WHEREAS, WSBI is merging (the “Merger”) with and into the Bank pursuant to that certain Agreement and Plan of Merger and Reorganization dated July 25, 2021 (the “Merger Agreement”), upon the Effective Time (as defined in the Merger Agreement) (the “Effective Time”) as of which the Executive’s Prior Agreement is being terminated and all benefits accrued thereunder paid in full; and

WHEREAS, the Bank wishes to retain the Executive and the Executive wishes to continue employment with the Bank under the terms and provisions set forth below; and

WHEREAS, the Bank and the Executive desire to enter into this Agreement providing certain benefit to the Executive and certain protection for the Bank, subject to and in accordance with this Agreement;

WHEREAS, the Executive understands and agrees that the Bank has developed and continues to develop goodwill through the use of various trade names that the Bank is authorized to use, and through the effort and expense of the Bank in attracting and retaining its customers or clients; and

WHEREAS, in the course of employment, the Executive has had and will continue to have knowledge or access to important trade secrets, customer or client lists, and other confidential information including information about customers or clients of the Bank and the particular needs of such customers or clients; and

WHEREAS, Executive acknowledges that the restrictions contained herein are necessary and reasonable in scope and duration and are a material inducement for the Bank to enter into this Agreement and continue a relationship with the Executive.

NOW, THEREFORE, in consideration of the foregoing recitals and the provisions hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties hereto agree as follows:

1.Employment. The Bank hereby agrees to continue to employ the Executive from and after the Effective Date as Executive Vice President and the Executive hereby agrees to serve in such role and continue in such employment, on a full-time basis, for the Term (hereinafter defined) of and in accordance with this Agreement acting at all times in good faith and in the Bank’s best interests.

2.Compensation. The Bank shall pay the Executive an annualized base salary of $417,484.76. This annual salary shall be subject to increase, but not decrease, from time to time by the Bank at the Bank’s sole discretion. All

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compensation shall be payable in accordance with the payment policy and payroll process established by the Bank from time to time.

3.Benefits.

a.Retirement, Welfare and Fringe Benefits. The Executive shall receive the same or similar benefits and/or fringe benefits as the Bank may provide and/or modify from time to time, in the Bank’s sole discretion, to similarly situated executives. Such benefits may include, but are not limited to, participation in Health and Dental Insurance, Life Insurance, Long Term Disability coverage, and 401(k) and Profit Sharing Savings Plans. Participation in any such benefits shall be governed and interpreted by the applicable plan documents or written policies. Nothing in this Agreement guarantees the Executive the right to participate in any of the Bank’s currently sponsored benefit plans or prevents the Bank from exercising its right to terminate those plans or offerings in the future.
b.Expense Reimbursement. During the Term, the Executive shall be authorized to incur reasonable client-related expenses in carrying out the Executive’s duties for the Bank under this Agreement and shall be eligible for reimbursement of such expenses pursuant to the Bank’s expense reimbursement policies as in effect from time to time. In addition, the Bank will promptly (not to exceed thirty (30) days) reimburse the Executive for the monthly amount of his club dues for his current membership level at Medinah Country Club, following the Executive’s submission of reasonable substantiation for each such expense, which shall be submitted to the Bank within thirty (30) days after such expense is paid.

4.Consideration for Restrictive Covenants. In connection with this Agreement, Executive is agreeing to certain restrictions on Executive’s post-employment activities, as set forth herein. In exchange for the restrictive covenants contained herein, Executive is being offered and accepts the valuable consideration described herein, including the Bank’s agreeing to continue to employ Executive in an at-will employment relationship while granting Executive access or continuing access to the Bank’s proprietary and confidential business information, including customer relationships, as its employee acting in good faith and in the Bank’s best interests.

5.Position and Responsibilities. The Executive agrees to serve on behalf of the Bank or any of its subsidiaries or affiliates in the position of Executive Vice President. The Executive shall have such duties and responsibilities as may be assigned to the Executive from time to time by the President and Chief Executive Officer of the Bank which duties and responsibilities shall be commensurate with the Executive’s position. The Executive shall perform all duties assigned to the Executive faithfully and efficiently, subject to the direction of the President and Chief Executive Officer of the Bank and shall have such authorities and powers as are inherent to the undertakings applicable to the Executive’s position and necessary to carry out the responsibilities and duties required of the Executive hereunder. While employed under this Agreement, the Executive shall at all times devote his full time, attention, and best efforts on behalf of the Bank, and shall perform all services, acts, and duties connected with his position in such manner as the Bank from time to time shall direct. During the Term, in addition to any duties connected to his position, the Executive shall provide reasonable assistance with the transition the business, customers, and employees of WSBI over to the Bank.

6.Term of Employment. The Bank agrees to employ the Executive and the Executive agrees to continue employment with the Bank on the terms set forth in this Agreement until the first (1st) anniversary of the Effective Time (the “Term”); provided that either the Bank or the Executive shall have the right to earlier terminate this Agreement and their employment relationship at any time, with or without cause or notice (the date such termination takes effect, the “Termination Date”), subject to the following:

a.Resignation with Good Reason; Termination Other Than for Cause. If, prior to theend of the Term, the Executive terminates his employment with Good Reason or the Bank terminates his employment other than for Cause, then the Executive shall be entitled to (i) his earned but unpaid base salary through the Termination Date, his eligible business expenses incurred on or before the Termination Date (provided that all required submissions for expense reimbursement are made in accordance with the Bank’s expense reimbursement policy within fifteen (15) days following the Termination Date) and any benefits due or payable under the Bank’s qualified retirement and health and welfare benefit plans, including but not limited to rights to continue coverage under the Bank’s group health plans pursuant to COBRA (collectively, the “Accrued

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Obligations”); and (ii) continued payments of base salary in accordance with Section 2 for the remainder of the Term. For purposes of this Agreement,

“Good Reason” means, without the Executive’s express written consent, the occurrence of any one of the following within the Term:

(A)a material reduction or alteration in the nature or status of the Executive’s authority, duties or responsibilities from those set forth in Sections 1 and 5;
(B)the requirement that the Executive be based at a location in excess of twenty-five (25) miles from the location of the Executive’s principal job location or office as of the Effective Date of this Agreement;
(C)a material reduction of the Executive’s compensation and/or other benefits or perquisites in effect on the Effective Date, or as the same shall be increased from time to time; provided, however, that a change to, or replacement of, an existing benefit will not give rise to a “Good Reason” if such change or replacement is implemented with respect to all employees generally; or
(D)the Bank, or any successor company, commits a material breach of any provision of this Agreement including, but not limited to the Bank failing to obtain the assumption of, or the successor company refusing to assume the obligations of this Agreement within the Term.

Notwithstanding the foregoing, none of the conditions described in Paragraphs (A) through (D) of this Paragraph (d) shall constitute Good Reason unless the Executive first provides written notice of the occurrence of one of the foregoing conditions to the Company within ninety (90) days of the initial occurrence of the condition, and such Good Reason remains uncured thirty (30) days of receiving such notice. The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

“Cause” means the occurrence of any one or more of the following:

(a)A demonstrably willful and deliberate act or failure to act by the Executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company, or any of its subsidiaries, and which act or inaction is not remedied within fifteen (15) business days of written notice from the Company or the subsidiary for which the Executive works; or

(b)The Executive’s conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude which causes material harm, financial or otherwise, to the Company or any of its subsidiaries.

b.Termination for Cause; Resignation without Good Reason. If, prior to the end of the Term, the Executive’s employment is terminated by the Executive or the Bank for any reason other than those stated in paragraph (a) above (including for Cause), then the Executive (or his estate, if applicable) shall be entitled only to the Accrued Obligations hereunder and shall have no right to further payments or benefits under this Agreement.

COVENANTS OF THE EXECUTIVE

The Executive acknowledges that the Executive has been and will continue to be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of the Company and its subsidiaries (including the Confidential Information), which, if exploited by the Executive, would seriously, adversely, and irreparably affect the interests of the Company and its subsidiaries and the ability of each to continue its business and,

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therefore, the Executive hereby agrees to be bound by the restrictions contained in Sections 7 through 12 below (the “Restrictive Covenants”).

7.Use and Maintenance of Confidential Information

(a)Confidentiality and Loyalty.

(i)The Executive acknowledges that heretofore or hereafter during the course of his employment he has produced and may hereafter produce and have access to material, records, data, trade secrets and information not generally available to the public (collectively, "Confidential Information") regarding the Company and its subsidiaries and affiliates. Accordingly, during and subsequent to termination of this Agreement, the Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by a law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by the Executive of his duties hereunder. All records, files, documents and other materials or copies thereof relating to the Company's business which the Executive shall prepare or use, shall be and remain the sole property of the Company, shall not be removed from the Company's premises without its written consent, and shall be promptly returned to the Company upon termination of the Executive's employment.
(ii)Notwithstanding the foregoing, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that— (A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, the Executive has the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. §1833(b). Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by an unauthorized user.

(iii)Nothing contained in this Section 7 shall limit the Executive's right to report to proper governmental authorities, including a court or legislative body, alleged unlawful employment practices or alleged criminal conduct, to make truthful statements in any reporting or subsequent investigation relating to such report, to seek legal advice relating to such report, or from responding to a lawful subpoena or other compulsory legal process. Nothing shall limit the Executive from filing a charge or complaint with any governmental, administrative or judicial agency (each, an "Agency”) pursuant to any applicable whistleblower statute or program (each, a "Whistleblower Program”). The Executive acknowledges that this Section 7 does not limit (i) the Executive's ability communicate, in connection with a charge or complaint pursuant to any Whistleblower Program with any Agency or otherwise participate in any investigation or proceeding that may be conducted by such Agency, including providing documents or other information, without notice to the Employer, or (ii) the Executive's right to receive an award for information provided to such Agency pursuant to any Whistleblower Program.

8.Return of Property. Upon termination of the Executive’s employment with the Bank, for any reason and for any cause, or at any time thereafter upon request of the Bank, the Executive shall deliver to the Bank all materials of any nature which are in the Executive’s possession or control and which are, or which contain, Confidential Information or which are otherwise the property of the Bank or of any of the Bank’s customers, including but not limited to writings, customer lists, price lists, designs, documents, records, data, memoranda, tapes and disks containing software, computer source code listings, routines, file layouts, record layouts, system design information,

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models, manuals, documentation and notes; provided, however, that Executive shall not be required to return the cell phone, cell phone number, or laptop computer in his possession as of the Effective Date. The Executive agrees that the Executive shall not reproduce copies of any such Confidential Information at any time without specific written authorization from the Bank.
9.Non-Competition and Non-Solicitation. The parties have agreed that the primary service area of the Bank’s operations, including lending and deposit taking functions in which the Executive actively participates extends to an area that encompasses a thirty-five (35)-mile radius from each banking or other office location of the Bank and any of its subsidiaries or affiliates where the Executive has provided services on behalf of the Bank (or its predecessors) during the twelve (12)-month period immediately preceding the termination of the Executives’ employment for any reason (the “Restrictive Area”). Therefore, as an essential ingredient of and in consideration of this Agreement the Executive’s employment with the Bank, including the benefits set forth in this Agreement, the Executive, during the Executive’s employment with the Bank and for a period of eighteen (18) months immediately following the termination of the Executives’ employment for any reason (the “Restrictive Period”), whether such termination occurs during the Term of this Agreement or thereafter, shall not directly or indirectly do any of the following:

(a)Engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation or control of, be employed by, associated with or in any manner connected with, serve as a director, officer or consultant to, lend the Executive’s name or any similar name to, lend the Executive’s credit to or render services or advice to, in each case in the capacity that the Executive provided services to the Bank or any subsidiary or affiliate thereof, any Financial Institution; provided, however, that the ownership by the Executive of shares of the capital stock of any Financial Institution, which shares are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and which do not represent more than five percent (5%) of the institution’s outstanding capital stock, shall not violate any terms of this Agreement;

(b)Either for the Executive or any Financial Institution: (i) induce or attempt to induce any employee of the Bank or any of its subsidiaries or affiliates with whom the Executive had significant contact to leave the employ of the Bank or any of its Subsidiaries or affiliates; (ii) in any way interfere with the relationship between the Bank or any of its subsidiaries or affiliates and any employee of the Bank or any of its subsidiaries or affiliates with whom the Executive had significant contact; or (iii) induce or attempt to induce any customer, supplier, licensee or business relation of the Bank or any of its subsidiaries or affiliates with whom the Executive had significant contact to cease doing business with the Bank or its subsidiaries or affiliates or in any way interfere with the relationship between the Bank or any of its subsidiaries or affiliates and their respective customers, suppliers, licensees or business relations with whom the Executive had significant contact;
(c)Either for the Executive or any Financial Institution, solicit the business of any person or entity known to the Executive to be a customer of the Bank or any of its subsidiaries or affiliates, where the Executive had significant contact with such person or entity, with respect to products, activities or services that compete in whole or in part with the products, activities or services of the Bank or any of its subsidiaries or affiliates.
(d)For the purposes of this Agreement, “Financial Institution” means any person, firm, partnership, corporation or trust that owns, operates or is in the process of forming a bank, savings bank, savings and loan association, credit union or similar financial institution, or any unit, division or subsidiary of any of the foregoing, with an office located, or to be located, at an address identified in a filing with any regulatory agency, within the Restrictive Area.
10.Remedies for Breach of Restrictive Covenants. The Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and the Executive acknowledges that the covenants contains in Sections 7-9 of this Agreement are reasonable with respect to their duration, geographical area and scope. The Executive further acknowledges that the restrictions contained in Sections 7-9 of this Agreement are reasonable and necessary for the protection of legitimate business interests of the Bank, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Bank and such interests, and that such restrictions were a material inducement to the Bank to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Bank, in addition to and not in limitation of, any other rights, remedies or

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damages available to the Bank under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Executive and any and all person directly or indirectly acting for or with the Executive, as the case may be.
11.No Indirect Action. The Executive agrees to not take any action indirectly or in concert with others that would violate this Agreement if the action were taken directly. This prohibition applies regardless of whether the Executive initiates the improper contact. The Executive also agrees not to aid or assist any competing financial organization or any other person, firm, corporation, or other business entity to do any of the aforesaid acts. This applies to actions the Executive may take in any capacity, i.e., as proprietor, partner, joint venturer, stockholder, director, officer, trustee, principal, agent, servant, employee, or in any other capacity.
12.No Prior Conflicting Agreements. The Executive certifies that the Executive has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude the Executive from complying with the provisions of this Agreement or prevent the Executive from providing any services for the Bank, including without limitation, any conflicting noncompetition or confidentiality agreements with prior employers. The Executive acknowledges that he has disclosed any and all agreements addressing restrictive covenants or obligations to prior employers and that he will comply with all enforceable provisions of such agreements.

ENFORCEMENT

13.Governing Law and Submission to Jurisdiction/Venue. This Agreement shall be governed in all respects by the laws of the State of Illinois. Any disputes arising under this Agreement shall be tried in the courts sitting within the State of Illinois, and the Executive hereby consents and submits his or her person to the jurisdiction of any such court for such purpose. Should this Agreement come before any court for interpretation or enforcement, it is the intent of the parties that the terms and provisions of this Agreement be given their fair and literal meaning, and that this Agreement is not to be strictly construed against any party, including the drafter of this Agreement. The Parties hereto acknowledge that Kane County, Illinois is a convenient forum, agree that any controversy or claim relating to this Agreement shall be brought in State or Federal Court in and for Kane County, Illinois and therefore submit to the personal jurisdiction of such courts.
14.Rights and Remedies Upon Breach of Agreement. If the Executive should breach, or threaten to commit a breach, of any of the provisions of this Agreement, the Bank shall have the right and remedy to have the restrictive covenants contained herein be enforced by any court of competent jurisdiction, without the necessity of posting a bond, it being agreed that any breach or threatened breach of restrictive covenants would cause irreparable injury to the Bank and that money damages would not alone provide an adequate remedy to the Bank. The Bank shall also have any other right or remedy available to it under law or in equity including the right to seek and recover monetary damages for lost profits and other compensable damages.
15.Notice to Future Employers. For the period of twelve (12) months immediately following the end of employment by the Bank, the Executive will inform each new employer, prior to accepting employment, of the existence of this Agreement and provide that employer with a copy of this Agreement. The Executive further agrees that Bank may, if it so desires, send a copy of this Agreement to, or otherwise make the provisions hereof known to, any such employer or prospective employer.
16.Indemnification.

In addition to any rights to indemnification available to the Executive pursuant to the terms of the Merger Agreement:

a.To the maximum extent provided to other executive officers of the Bank, the Bank shall indemnify and hold the Executive harmless (including advances of attorneys’ fees and other litigation expenses) for losses or damages incurred by the Executive as a result of all causes of action arising from the Executive’s performance of duties for the benefit of the Bank, whether or not the claim is asserted during the Term. The Executive shall be covered

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under any directors’ and officers’ insurance that the Bank maintains for executive officers of the Bank in the same manner and on the same basis as such executive officers of the Bank.

b.In the event the Executive becomes a party, or is threatened to be made a party, to any action, suit, or proceeding for which the Bank has agreed to provide insurance coverage or indemnification under this Section 16, the Bank shall, to the full extent permitted by law and consistent with policies for executive officers of the Bank, advance all expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement (“Expenses”) incurred by the Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending, or completed action, suit, or proceeding; provided, however, that the Executive must provide the Bank with a written undertaking from the Executive (i) to reimburse the Bank for all Expenses actually paid by the Bank to or on behalf of the Executive in the event it be determined that the Executive is not entitled to indemnification by the Bank for such Expenses, and (ii) to assign the Bank all rights of the Executive to indemnification, under any policy of directors’ and officers’ liability insurance or otherwise, to the extent of the amount of Expenses actually paid by the Bank to or on behalf of the Executive.

17.Tolling/Autoextender. Any period of restriction contained herein shall be extended and tolled for any period of breach, such that the Bank receives the full benefit of the bargain with respect to the agreed upon period of restriction.

18.Internal Revenue Code Section 409A. It is intended that the Agreement shall comply with the provisions of Section 409A of the Code and the related U.S. Treasury Department regulations and guidance promulgated thereunder (“Code Section 409A”) so as not to subject the Executive to the payment of additional taxes and interest under Code Section 409A, and shall be interpreted, operated and administered in a manner consistent with those intentions. To the extent that any payment hereunder constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A, then the following shall apply:

a.For purposes of determining the timing of any such payment, all references in this Agreement to Termination Date shall mean a “separation from service” as defined in Code Section 409A.
b.For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments.
c.If the Executive is a Specified Employee (as defined in Code Section 409A) as of his separation from service with the Bank, then, only to the extent required pursuant to Code Section 409A(a)(2)(B)(i), payments due under this Agreement shall be subject to a six (6) month delay following the Executive’s separation from service. All delayed payments shall be accumulated and paid in lump-sum catch-up payment as of first day of the seventh-month following separation from service (or, if earlier, the date of death of the Executive) with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect of the first day of such six-month period. Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the termination shall be paid to the Executive in accordance with the payment schedule established herein.

Notwithstanding the foregoing, the Bank makes no representations or promises as to the tax effect of any payments under this Agreement or their compliance with Code Section 409A.

19.Amendment. This Agreement may be amended only in writing and only if such writing is signed by the Executive and by the President of the Bank.

20.Notices. Notices under this Agreement shall be effective upon actual delivery and can be made by hand delivery, electronic mail, overnight delivery service, or by certified or registered mail, postage prepaid with return receipt requested. Notices shall be addressed as follows (or to such other or additional address as either party may designate by written notice to the other):

If to Bank:

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Old Second Bancorp, Inc.

c/o Chris Lasse, Senior Vice President, Human Resources

37 S. River Street

Aurora, IL

Email: classe@oldsecond.com

If to the Executive:

Personal or company email address

21.Survival of Provisions. Any provision of this Agreement, which by terms or reasonable implication is to be or may be performed or effective after the termination of the Agreement, shall be deemed to survive such termination.
22.Severability and Modification. If any provision of this Agreement shall be in part, or as applied to any circumstance, under the laws of any jurisdiction which may govern for such purpose, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The Bank and the Executive hereby agree that the restrictive covenants as set forth herein are separate and distinct restrictive covenants, designed to operate under different factual circumstances, and that the invalidity of one of said covenants shall not affect the validity and/or enforceability of the other covenants.
23.Assignability; Binding Nature. This Agreement will be binding upon the Bank, and upon the Executive and the Executive’s respective successors, heirs, and assigns. This Agreement may not be assigned by the Executive except that the Executive’s rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law. The rights and obligations of the Bank under this Agreement may be assigned to a subsidiary or affiliate of the Bank, or to a corporation or any entity which becomes the successor to the Bank as the result of a purchase of assets or stock, merger or other corporate reorganization, and which continues the business of the Bank.
24.No Waiver. No failure on the part of any party to this Agreement to exercise, and no delay on their part in exercising any right, power or remedy hereunder shall operate as a waiver thereof.
25.Miscellaneous. Nothing in this Agreement shall be construed to limit or negate any common law torts or any statutory protections, including, but not limited to, an action under the Illinois Trade Secrets Act or the federal Defend Trade Secrets Act, available to the Bank, where it provides the Bank with broader protection than that provided herein.
26.Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed a duplicate original, and all of which together shall constitute but one and the same agreement.
27.Headings and Interpretation. The headings or titles of the sections of this agreement are intended for ease of reference only and shall have no effect whatsoever on the construction or interpretation of any provision of this Agreement. The use in this Agreement of the words “including,” “such as,” and words of similar import following any general statement, term, or matter shall not be construed to limit such statement, term, or matter in any manner, whether or not language of non-limitation (such as “without limitation” or “but not limited to”) is used in connection therewith, but rather shall be deemed to refer to all other terms or matters that could reasonably fall within the scope of the general statement, term or matter. All provisions of this Agreement have been negotiated at arm’s length, and this Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof.

28.At-Will Employment Status. The Executive acknowledges and understands that the Executive is to be at all times an employee-at-will. This employee-at-will status may only be modified in writing by the President of the Bank.

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29.Entire Agreement. The provisions of this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede any prior agreements or understandings pertaining to said subject matter. This Agreement supersedes and replaces the Prior Agreement in full. Further, the parties acknowledge that there are no prior or contemporaneous oral or written representations, promises or agreements not expressed or referred to herein.

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30.	Conditioned Upon Merger. This Agreement shall not take effect unless and until the Effective Time of the Merger. If the Merger does not take effect, this Agreement shall be null and void.

THE EXECUTIVE AND THE BANK, BY ITS DESIGNATED REPRESENTATIVE, HEREBY ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND EACH OF THE PROVISIONS OF THIS AGREEMENT, THAT THEY HAVE EXECUTED THIS AGREEMENT VOLUNTARILY AND WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND THAT THEY INTEND TO BE FULLY BOUND BY THE SAME.

Accepted on:July 25, 2021

Signature:	/s/ Keith W. Acker
Keith W. Acker

Bank: Old Second Bancorp, Inc.

By:Chris Lasse, SVP Human Resources

Signature:	/s/ Chris Lasse